EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                          CERTIFICATE OF INCORPORATION
                                       OF
                         JOHN De NIGRIS ASSOCIATES, INC.

Under Section 805 of the Business Corporation Law.

     Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned being respectively the President and Secretary of the below named corporation, hereby certify as follows:

          FIRST: The name of the corporation is JOHN De NIGRIS ASSOCIATES, INC.

          SECOND: The certificate of incorporation of the corporation was filed by the Department of State, Albany, New York, on March 18, 1968.

          THIRD: The certificate of incorporation as now in full force and effect is amended as authorized by Section 801 of the Business Corporation Law to effect the following changes:

          (a) to change the corporate name. Article "FIRST" of the certificate is amended to read:

          "FIRST: The name of the corporation is Wien Group, Inc."

          (b) to change the corporate purposes and powers by striking Article SECOND in its entirety and substituting a new Article SECOND which is amended to read:

          "SECOND: The objects for which the corporation is formed are:

To carry on a general brokerage business and to buy, sell and deal in and with stocks, bonds and other securities on commission and generally to subscribe for, purchase or otherwise acquire, underwrite, obtain an interest in (otherwise than by discounting bills, notes or other evidences of debt), hold, pledge, mortgage, sell, exchange or otherwise dispose of securities and choses in action of every kind, including stocks, bonds, mortgages, debentures, notes, commercial paper and other securities, evidences of indebtedness and certificates of interest, and open accounts, credits and other obligations of any nature however evidenced (other than bills of exchange); to exercise any and all rights, powers and privileges of individual ownership or interest in respect of any such securities or obligations, including the right to vote thereon.

To carry on a general investment and management consultant and advisory business relating to investments and the operation of businesses, plants, properties, and real and personal property of every kind, in the United States and foreign countries, subject to the applicable laws thereof. To maintain executive and operating personnel for the purpose of consulting with and advising others in all matters


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relating to investments and the management plans and programs, to formulate policies, and generally to advise and assist others, under contract or otherwise, in the management of their businesses, plants, properties and investment. To buy and sell projects and developments on its own behalf and on behalf of others in connection with the operation, management and development of individual and corporate businesses. To conduct research and to investigate businesses and enterprises of every kind and description throughout the world in order to secure information and data for capital investment, both for its own account and as agent for others. To engage in capital ventures and business enterprises of every kind and description, whether as promoter, partner, member or associate, or as a manager of other such enterprises.

To engage in consultant and advisory work in connection with the organization, financing, management, operations and reorganization of industrial and commercial enterprises. To manage and to provide management for and supervise all or part of any and every kind of investment or business enterprise, and to contract or arrange with any corporation, association, partnership, or individual for the management, conduct, operation, and supervision of all kinds of investments and businesses. To advertise, promote, merchandise and otherwise purvey the services authorized herein; to negotiate and contract with respect to furnishing of the same for or on behalf of any person, firm or corporation, domestic or foreign; to enter into and carry out agency or joint arrangements with other persons, firms or corporations engaged in like or similar activities; and generally to exploit the services and objects of the Corporation by all lawful means.

     The Corporation, in furtherance of the aforementioned corporate purposes, shall have all of the powers conferred upon corporations organized under the Business Corporation Law, subject to any limitations thereof contained in this Certificate of Incorporation or in the lax-is of the State of New York."

          (c) to change the total authorized shares of capital stock of the corporation from 1,000,000 shares of the par value of $.10 per share to 5,000,000 shares of the par value of $.01 per share and to change all issued and outstanding shares of common stock, $.10 par value, into shares of common stock, $.01 par value, on the basis of one (1) share of Common Stock, $.01 par value, for each six (6) shares of Common Stock, $.10 par value, thereby reducing the stated capital of the corporation and increasing the number of authorized but unissued shares of capital stock by striking Article FOURTH in its entirety and substituting a new Article FOURTH which is amended to read as follows:

          FOURTH: the aggregate number of shares which the corporation shall have the authority to issue is Five Million (5,000,000) shares of the par, value of $.01 Per share.

          Each common stockholder of the corporation is entitled to one vote to be cast in person or by proxy, for each share of common stock registered in his name.

          No shareholder of this corporation shall have a preemptive right because of his shareholdings to have first offered to him any part of any of the presently authorized shares of this corporation, or any part of any stock of this corporation hereafter authorized or issued, optioned or sold, or any part of any debenture, bonds, notes or securities of this corporation convertible into shares hereafter issued, optioned or sold by the corporation. This provision shall operate to defeat


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rights in all shares and classes of shares now or hereafter authorized and in all debentures, bonds, notes or securities of this corporation which may be convertible into shares, and also to defeat preemptive rights in any and all shares and classes of shares and securities convertible into shares which this corporation may be hereafter authorized to issue by an amended certificate duly filed. Thus, any and all of the shares of this corporation presently authorized and any and all debentures, bonds, notes or securities of this corporation convertible into shares and any and all of the shares of this corporation which may hereafter be authorized, may at any time be issued, optioned and contracted for sale and/or sold and disposed of by direction of the Board of Directors of this corporation to such persons, and upon such terms and conditions as may to the Board of Directors seem proper and advisable, without first offering the said shares or securities or any part thereof to existing shareholders."

               FOURTH: The manner in which issued shares shall be changed by reason of the aforesaid amendment is as follows:

               The number of issued and outstanding shares of Common Stock at the time of the filing of this Certificate of Amendment is Three Hundred and Two Thousand Four Hundred Eighty Nine (302,489) shares with a par value of $.10 per share. Each six (6) shares of such Common Stock shall. be changed after the filing hereof into one (1) share of new Common Stock with a par value Of $.01 per share and there shall be issued to each holder of such Common Stock a new certificate representing one (1) share of Common Stock having a par value of $.01. per share for each six (6) shares of Common Stock previously held by him at the filing hereof. As a result thereof, the total number of issued and outstanding shares of Common Stock, after the filing hereof,, shall bc Fifty Thousand Four 1-hindred and Fifteen (50,415) shares (par value $.01 per share). The remaining 697,51.1 authorized shares not outstanding are hereby increased and changed to 4,949,585 shares par value $.001 per share.

               FIFTH: The manner in which stated capital of the corporation is reduced by reason of the foregoing amendment is as follows:

               By reason of the amendment of Article FOURTH of the Certificate of Incorporation the stated capital will be reduced by Twenty-Nine Thousand Seven Hundred Forty-Four Dollars and Seventy-Five cents ($29,744.75) and the Capital Surplus account will be increased by the same amount.

               SIXTH: The foregoing amendments of the Certificate of Incorporation were authorized by vote of the holder of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders duly called and duly held on the 29th day of August, 1974.

     IN WITNESS WHEREOF, we have signed this Certificate on the 29th day of August, 1974, and we affirm the statements contained herein as true under penalty of perjury.

President

Secretary


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